Exhibit 99.1

For Immediate Release

VPG Reports Fiscal 2026 Second Quarter Results;

Orders of $96 Million Reflect Continued Strength in Key Markets

CHESTERBROOK, Pa. (August 5, 2026) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2026 second quarter ended July 4, 2026.

Second Fiscal Quarter Highlights (comparisons are to the comparable period a year ago):

•	Net revenues of $83.9 million increased 11.7%.
•	Gross profit margin was 38.6% as compared to 40.7%
•	Adjusted gross profit margin* was 38.6%, as compared to 41.0%
•	Operating margin was (0.4%) as compared to 3.6%.
•	Adjusted operating margin* was 1.7%, as compared to 5.4%.
•	Diluted net loss per share of $0.13 compared to diluted net earnings per share of $0.02.
•	Adjusted diluted net earnings per share* of $0.04 compared to $0.21.
•	Adjusted EBITDA* was $5.5 million with an adjusted EBITDA margin* of 6.5%.

Ziv Shoshani, Chief Executive Officer of VPG, commented, “We delivered another quarter of strong order momentum, with bookings of $95.5 million and a book-to-bill ratio of 1.14, driven by record quarterly orders for our precision resistors serving AI-related semiconductor, data center, aerospace and defense applications. During the quarter, we received a vendor nomination letter from our initial humanoid robotics customer, positioning us to support their planned production ramp of next-generation humanoid robots in the second half of 2026. Supported by continuing strong demand trends in our key growth markets including expected humanoid bookings and a growing backlog, we believe we are positioned to deliver organic annual revenue growth in fiscal 2026 above the 8% to 10% range previously outlined in our three-year model.”

The Company noted that its second-quarter revenue was impacted by approximately $3.0 million of delayed shipments in its steel-related systems business due to supply chain challenges resulting from implementing a new ERP system.  Production at this facility is increasing, and these orders are in backlog with shipments expected to be completed by the end of the year.

Mr. Shoshani added: "Our second-quarter profits were impacted by unfavorable foreign exchange movements, which reduced profits by $3.3 million compared with the prior-year period, and by $0.9 million sequentially. Our financial results were also affected by the delayed shipments and unfavorable product mix.  We continued our strategic investments to support our growth initiatives while maintaining a disciplined focus on operational execution. We remain on track to deliver approximately $6 million of cost savings in 2026 as part of three-year goal of achieving $20 million in cost reductions."

Second Fiscal Quarter and Six-Month Financial Trends:

The Company's second fiscal quarter 2026 net loss attributable to VPG stockholders was $1.7 million, or $0.13 per diluted share, compared to net earnings of $0.3 million or $0.02 per diluted share, in the second fiscal quarter of 2025. The second-quarter operating loss included $3.3 million related to unfavorable currency exchange rates compared to the prior year.

In the six fiscal months ended July 4, 2026, net loss attributable to VPG stockholders were $2.0 million or $0.15 per diluted share, compared to net loss of $0.7 million, or $0.05 per diluted share, in the six fiscal months ended June 28, 2025. The operating loss for the first six months of 2026 included $4.6 million related to unfavorable foreign currency exchange rates compared to the same period a year ago.

The second fiscal quarter 2026 adjusted net earnings were $0.6 million, or $0.04 per adjusted diluted share*, compared to net earnings of $2.7 million or $0.21 per adjusted diluted share* in the second fiscal quarter of 2025.

In the six fiscal months ended July 4, 2026, adjusted net earnings* were $1.5 million, or $0.11 per adjusted diluted share*, compared to net earnings of $3.6 million, or $0.28 per adjusted diluted share* in the six fiscal months ended June 28, 2025.

Segment Performance:

The Sensors segment revenue of $33.4 million in the second fiscal quarter of 2026 increased 25.8% from $26.6 million in the second fiscal quarter of 2025. Sequentially, revenue increased 0.3% compared to $33.3 million in the first fiscal quarter of 2026. The year-over-year increase in revenue was primarily attributable to higher sales of precision resistors in the Test and Measurement and AMS and higher sales of strain gage sensors in the AMS and Other markets. Sequentially, the increase in revenue primarily reflected higher sales of precision resistors in the Test & Measurement and AMS markets, which was mostly offset by lower sales of strain gages in the Test and Measurement market.

Gross profit margin for the Sensors segment was 31.5% for the second fiscal quarter of 2026, which decreased from 32.0% in the second fiscal quarter of 2025 and decreased from 34.8% in the first fiscal quarter of 2026. Adjusted gross margin* in the second fiscal quarter of 2025 of 32.2% was adjusted for $0.1 million of start-up costs. The year-over-year decrease in gross profit margin was primarily due to unfavorable foreign currency exchange rates, which offset higher volume. The sequential decrease in gross profit margin was primarily due to unfavorable foreign currency exchange rates, higher materials costs and wage increases.

The Weighing Solutions segment revenues of $30.3 million in the second fiscal quarter of 2026 increased 3.1% from $29.4 million in the second fiscal quarter of 2025. Sequentially, revenue increased 0.4% compared to $30.2 million in the first fiscal quarter of 2026. The year-over-year increase in revenue was mainly attributable to higher sales in the General Industrial market for process weighing applications. Sequentially, higher revenue in the Transportation market was offset by lower revenue in Other markets.

Gross profit margin for the Weighing Solutions segment was 37.3% for the second fiscal quarter of 2026, which decreased from adjusted gross margin of 40.2% in the second fiscal quarter of 2025 and increased from 34.2% in the first fiscal quarter of 2026. The year-over-year decrease in gross profit margin was primarily due to unfavorable product mix and higher manufacturing costs, partially offset by higher volume. The sequential increase in gross profit margin primarily reflected cost reductions and favorable product mix.

The Measurement Systems segment revenues of $20.2 million in the second fiscal quarter of 2026 increased 5.2% from $19.2 million in the second fiscal quarter of 2025. Sequentially, revenues decreased 3.1% compared to $20.8 million in the first fiscal quarter of 2026. The year-over-year increase was primarily attributable to higher revenue in the AMS and Steel markets, which offset lower sales in the Transportation market. Sequentially, the decrease in revenue was primarily due to lower sales in the AMS and Transportation markets which were partially offset by higher sales in the Steel market.

Gross profit margin for the Measurement Systems segment was 52.5% for the second fiscal quarter of 2026, which decreased from 54.6% in the second fiscal quarter of 2025, and decreased from 52.6% in the first fiscal quarter of 2026. The year-over-year decrease in gross profit margin was primarily due to unfavorable product mix which offset higher volume. Second-quarter gross margin was essentially flat with the first quarter, as manufacturing efficiencies offset lower volume and unfavorable product mix.

Near-Term Outlook

“For the third fiscal quarter of 2026 at constant second fiscal quarter 2026 foreign currency exchange rates, despite seasonal impacts in our European operations, we expect net revenues to be in the range of $84 million to $89 million. Our guidance excludes third-quarter tariff refunds to customers which have no impact on profits,” said Mr. Shoshani.

*Use of Non-GAAP Financial Information:

Beginning in fiscal 2026, the Company revised its definition of certain non-GAAP financial measures to exclude share-based compensation expense in addition to the other items described below. This change was made in light of the Company’s evolving compensation structure following recent organizational changes, including the hiring of senior executives and the expansion of equity-based incentive programs to attract and retain key talent.

Management believes that excluding share-based compensation expense in certain non-GAAP financial measures provides investors with additional insight into the Company’s core operating performance and enhanced understanding of business trends across reporting periods, including those in comparison to its main peer companies.

Share-based compensation expense will continue to be reflected in the Company's GAAP financial results and will be set forth in a specific line item in the reconciliation table between GAAP and non-GAAP measures. Prior-period non-GAAP financial measures have been recast to conform to the current presentation.

The Company defines “adjusted gross profit margin” as gross profit margin before start-up costs and share-based compensation expense. “Adjusted operating margin” is defined as operating margin before start-up costs, restructuring costs, severance costs and share-based compensation expense. “Adjusted net earnings” and “adjusted diluted net earnings per share” are defined as net earnings attributable to VPG stockholders before start-up costs, restructuring costs and severance costs, share-based compensation expense, foreign currency exchange gains and losses and associated tax effects. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation, and amortization, start-up costs, restructuring costs and severance costs, foreign currency exchange gains and losses and share-based compensation expense.

“Adjusted free cash flow” for the second fiscal quarter of 2026 is defined as the amount of cash generated from operating activities ($0.3 million) in excess of capital expenditures ($(2.0) million), net of proceed, if any, from the sale of assets ($0.3 million).

Management believes that these non-GAAP measures are useful to investors because each present what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s consolidated financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast:

A conference call will be held on Wednesday, August 5, 2026 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-888-596-4144 or internationally +1-646-968-2525 and use passcode 6155497, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-800-770-2030 or internationally +1-609-800-9909 and by using passcode 6155497. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:

Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements:

From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; significant developments from the recent and potential changes in tariffs and trade regulation; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability or disruption caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; our ability to execute our corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Steve Cantor

Vishay Precision Group, Inc.

781-222-3516

info@vpgsensors.com

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Fiscal Quarter Ended
	July 4, 2026	June 28, 2025
Net revenues	$83,936	$75,161
Costs of products sold	51,497	44,567
Gross profit	32,439	30,594

Selling, general and administrative expenses	31,960	27,701
Restructuring costs	773	185
Operating (loss) income	(294)	2,708

Other expense:
Interest expense	(345)	(550)
Other	(1,215)	(1,262)
Other expense	(1,560)	(1,812)

(Loss) Income before taxes	(1,854)	896

Income tax (benefit) expense	(148)	592

Net (loss) earnings	(1,706)	304
Less: net earnings attributable to noncontrolling interests	14	56
Net (loss) earnings attributable to VPG stockholders	$(1,720)	$248

Basic (loss) earnings per share attributable to VPG stockholders	$(0.13)	$0.02
Diluted (loss) earnings per share attributable to VPG stockholders	$(0.13)	$0.02

Weighted average shares outstanding - basic	13,310	13,263
Weighted average shares outstanding - diluted	13,310	13,309

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Six Fiscal Months Ended
	July 4, 2026	June 28, 2025
Net revenues	$168,288	$146,902
Costs of products sold	102,974	89,262
Gross profit	65,314	57,640

Selling, general and administrative expenses	64,047	54,412
Restructuring costs	1,222	580
Operating income	45	2,648

Other expense:
Interest expense	(674)	(1,101)
Other	(1,384)	(1,938)
Other expense	(2,058)	(3,039)

Loss before taxes	(2,013)	(391)

Income tax (benefit) expense	(20)	260

Net loss	(1,993)	(651)
Less: net earnings attributable to noncontrolling interests	46	43
Net loss attributable to VPG stockholders	$(2,039)	$(694)

Basic loss per share attributable to VPG stockholders	$(0.15)	$(0.05)
Diluted loss per share attributable to VPG stockholders	$(0.15)	$(0.05)

Weighted average shares outstanding - basic	13,282	13,259
Weighted average shares outstanding - diluted	13,282	13,259

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	July 4, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,702	$87,366
Accounts receivable, net	62,198	56,348
Inventories:
Raw materials	30,199	32,760
Work in process	30,184	25,794
Finished goods	23,822	24,269
Inventories, net	84,205	82,823

Prepaid expenses and other current assets	22,152	20,425
Total current assets	244,257	246,962

Property and equipment:
Land	2,367	2,382
Buildings and improvements	80,482	78,737
Machinery and equipment	141,095	137,230
Software	12,195	11,692
Construction in progress	1,712	4,162
Accumulated depreciation	(162,799)	(158,123)
Property and equipment, net	75,052	76,080

Goodwill	47,090	47,367
Intangible assets, net	36,117	38,227
Operating lease right-of-use assets	22,057	22,892
Other non-current assets	26,150	24,361
Total assets	$450,723	$455,889

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	July 4, 2026	December 31, 2025
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,449	$10,530
Payroll and related expenses	20,276	19,569
Other accrued expenses and other current liabilities	22,356	20,833
Current portion of operating lease liabilities	4,706	4,347
Total current liabilities	58,787	55,279

Long-term debt	15,640	20,583
Deferred income taxes	3,682	3,834
Operating lease liabilities	18,907	19,547
Other non-current liabilities	14,780	14,200
Accrued pension and other postretirement costs	6,320	6,219
Total liabilities	118,116	119,662

Equity:
Common stock, par value $0.10 per share: 25,000,000 shares authorized; 12,297,543 shares outstanding as of July 4, 2026 and 12,256,197 shares outstanding as of December 31, 2025	1,344	1,340
Class B convertible common stock, convertible common stock, par value $0.10 per share: 3,000,000 shares authorized; 1,022,887 shares outstanding as of July 4, 2026 and December 31, 2025	103	103
Treasury stock, at cost - 1,137,995 shares held at July 4, 2026 and December 31, 2025	(25,335)	(25,335)
Capital in excess of par value	205,545	204,360
Retained earnings	195,231	197,270
Accumulated other comprehensive loss	(44,137)	(41,367)
Total Vishay Precision Group, Inc. stockholders' equity	332,751	336,371
Noncontrolling interests	(144)	(144)
Total equity	332,607	336,227
Total liabilities and equity	$450,723	$455,889

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Cash Flows

(Unaudited - In thousands)

	Six Fiscal Months Ended
	July 4, 2026	June 28, 2025
Operating activities
Net loss	$(1,993)	$(651)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,287	7,889
(Gain) loss on sale of property and equipment	(136)	33
Share-based compensation expense	1,555	1,057
Inventory write-offs for obsolescence	1,329	1,649
Deferred expense taxes	(1,057)	(881)
Foreign currency impacts and other items	879	397
Net changes in operating assets and liabilities:
Accounts receivable	(6,592)	1,614
Inventories	(3,350)	(1,525)
Prepaid expenses and other current assets	(2,002)	(1,214)
Trade accounts payable	715	329
Other current liabilities	2,605	3,294
Other non current assets and liabilities, net	(370)	(1,012)
Accrued pension and other postretirement costs, net	(195)	232
Net cash (used in) provided by operating activities	(325)	11,211

Investing activities
Capital expenditures	(5,046)	(2,760)
Proceeds from asset held from sale and sale of property and equipment	297	20
Net cash used in investing activities	(4,749)	(2,740)

Financing activities
Repayments on revolving facility	(5,000)	—
(Distributions) contributions from noncontrolling interests	(46)	108
Payments of employee taxes on certain share-based arrangements	(375)	(256)
Net cash used in financing activities	(5,421)	(148)
Effect of exchange rate changes on cash and cash equivalents	(1,169)	2,780
(Decrease) increase in cash and cash equivalents	(11,664)	11,103
Cash and cash equivalents at beginning of period	87,366	79,272
Cash and cash equivalents at end of period	$75,702	$90,375

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	1,544	$732

VISHAY PRECISION GROUP, INC.

Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share

(Unaudited - In thousands)

	Gross Profit		Operating (Loss) Income		Net (Loss) Earnings Attributable to VPG Stockholders		Diluted (Loss) Earnings Per share
Three months ended	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
As reported - GAAP	$32,439	$30,594	$(294)	$2,708	$(1,720)	$248	(0.13)	$0.02
As reported - GAAP Margins	38.6%	40.7%	(0.4)%	3.6%	—	—	—	—
Start-up costs (a)	—	257	—	257	—	257	—	0.02
Restructuring costs	—	—	773	185	773	185	0.06	0.02
Severance cost	—	—	196	395	196	395	0.01	0.03
Stock-based compensation cost (b)		1	718	512	718	512	0.05	0.04
Foreign currency exchange loss (c)	—	—	—	—	1,244	1,763	0.09	0.13
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	625	707	0.04	0.05
As Adjusted - Non GAAP	$32,439	$30,852	$1,393	$4,057	$586	$2,653	$0.04	$0.21
As Adjusted - Non GAAP Margins	38.6%	41.0%	1.7%	5.4%

	Gross Profit		Operating Income		Net (Loss) Earnings Attributable to VPG Stockholders		Diluted (Loss) Earnings Per share
Six Fiscal Months Ended	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
As reported - GAAP	$65,314	$57,640	$45	$2,648	$(2,039)	$(694)	$(0.15)	$(0.05)
As reported - GAAP Margins	38.8%	39.2%	0.0%	1.8%	—	—	—	—
Start-up costs (a)	—	720	—	720	—	720	$—	$0.06
Restructuring costs	—	—	1,222	580	1,222	580	$0.09	$0.04
Severance cost	—	—	196	395	196	395	$0.01	$0.03
Stock-based compensation cost (b)	—	8	1,555	1,057	1,555	1,057	$0.12	$0.08
Foreign currency exchange loss (c)	—	—	—	—	1,487	2,735	$0.11	$0.21
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	928	1,241	$0.07	$0.09
As Adjusted - Non GAAP	$65,314	$58,368	$3,018	$5,400	$1,493	$3,552	$0.11	$0.28
As Adjusted - Non GAAP Margins	38.8%	39.7%	1.8%	3.7%

(a) Start-up costs in 2025
(b) Share-based compensation cost excluded for Non-GAAP results, effective beginning 2026, with prior period comparability

(c) Impact of foreign currency exchange rates on assets and liabilities

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted Gross Profit by segment

(Unaudited - In thousands)

	Fiscal Quarter Ended
	July 4, 2026	June 28, 2025	April 4, 2026
Sensors
Net revenues	33,418	26,563	33,314

As reported - GAAP	10,523	8,487	11,588
As reported - GAAP Margins	31.5%	32.0%	34.8%
Start-up costs	—	79	—
As Adjusted - Non GAAP	10,523	8,566	11,588
As Adjusted - Non GAAP Margins	31.5%	32.2%	34.8%

Weighing Solutions
Net revenues	30,349	29,428	30,236

As reported - GAAP	11,325	11,646	10,340
As reported - GAAP Margins	37.3%	39.6%	34.2%
Start-up costs	—	178	—
As Adjusted - Non GAAP	11,325	11,825	10,340
As Adjusted - Non GAAP Margins	37.3%	40.2%	34.2%

Measurement Systems
Net revenues	20,169	19,170	20,803

As reported - GAAP	10,591	10,461	10,946
As reported - GAAP Margins	52.5%	54.6%	52.6%
As Adjusted - Non GAAP	10,591	10,461	10,946
As Adjusted - Non GAAP Margins	52.5%	54.6%	52.6%

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted EBITDA

(Unaudited - In thousands)

	Fiscal Quarter Ended
	July 4, 2026	June 28, 2025	April 4, 2026
Net (loss) earnings attributable to VPG stockholders	$(1,720)	$248	$(319)
Interest Expense	345	550	329
Income tax (benefit) expense	(148)	592	129
Depreciation	3,093	2,872	3,223
Amortization	984	982	987
Restructuring costs	773	185	449
Severance cost	196	395	—
Start-up costs (a)	—	257	—
Stock-based compensation cost (b)	718	512	837
Foreign currency exchange loss (c)	1,244	1,763	243
ADJUSTED EBITDA	$5,485	$8,356	$5,878
ADJUSTED EBITDA MARGIN	6.5%	11.1%	7.0%

(a) Start-up costs in 2025

(b) Share-based compensation cost excluded for Non-GAAP results, effective beginning 2026, with prior period comparability

(c) Impact of foreign currency exchange rates on assets and liabilities